As filed with the Securities and Exchange Commission on February 10, 2016

Registration No. 333-196835

Registration No. 333-189702

Registration No. 333- 182083

Registration No. 333-174621

Registration No. 333-173815

Registration No. 333-166429

Registration No. 333-158497

Registration No. 333-149124

Registration No. 333-147101

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-196835

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189702

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333- 182083

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174621

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-173815

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333- 166429

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-158497

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333- 149124

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-147101

Constant Contact, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3285398
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1601 Trapelo Road

Waltham, Massachusetts

02451

(Address of Principal Executive Offices)

CONSTANT CONTACT, INC. AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

CONSTANT CONTACT, INC. 2007 EMPLOYEE STOCK PURCHASE PLAN

CONSTANT CONTACT, INC. 2012 INDUCEMENT AWARD PLAN

CONSTANT CONTACT, INC. 2011 STOCK INCENTIVE PLAN

CONSTANT CONTACT, INC. 2007 STOCK INCENTIVE PLAN

CONSTANT CONTACT, INC. 1999 STOCK OPTION/STOCK ISSUANCE PLAN

(Full Title of the Plans)

Hari Ravichandran

President and Chief Executive Officer

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Constant Contact, Inc. (the “Registrant”), is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements.

(1)	Registration Statement No. 333-196835, filed with the Securities Exchange Commission (the “Commission”) on June 17, 2014, registering the offer and sale of 2,100,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Registrant’s Amended and Restated 2011 Stock Incentive Plan;

(2)	Registration Statement No. 333-189702, filed with the Commission on June 28, 2013, registering the offer and sale of 350,000 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 2007 Employee Stock Purchase Plan;

(3)	Registration Statement No. 333-182083, filed with the Commission on June 13, 2012, registering the offer and sale of 257,780 shares of the Registrant’s Common Stock, issuable pursuant to the Registrant’s 2012 Inducement Award Plan;

(4)	Registration Statement No. 333-174621, filed with the Commission on May, 31, 2011, registering the offer and sale of 9,549,463 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 2011 Stock Incentive Plan;

(5)	Registration Statement No. 333-173815, filed with the Commission on April 29, 2011, registering the offer and sale of 700,000 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 2007 Stock Incentive Plan;

(6)	Registration Statement No. 333-166429, filed with the Commission on April 30, 2010, registering the offer and sale of 700,000 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 2007 Stock Incentive Plan;

(7)	Registration Statement No. 333-158497, filed with the Commission on April 8, 2009, registering the offer and sale of 700,000 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 2007 Stock Incentive Plan;

(8)	Registration Statement No. 333- 149124, filed with the Commission on February 8, 2008, registering the offer and sale of 700,000 shares of the Registrant’s Common Stock, issuable pursuant to the Registrant’s 2007 Stock Incentive Plan;

(9)	Registration Statement No. 333-147101, filed with the Commission on November 2, 2007, registering the offer and sale of (i) 1,827,127 shares issuable under the Registrant’s 1999 Stock Option/Stock Issuance Plan, (ii) 2,200,000 shares issuable under the Registrant’s 2007 Stock Incentive Plan; and (iii) 350,000 shares issuable under the Registrant’s 2007 Employee Stock Purchase Plan;

On February 9, 2016, pursuant to the Agreement and Plan of Merger, dated as of October 30, 2015 (the “Merger Agreement”), by and among Constant Contact, Inc., a Delaware corporation (“Constant Contact” or “Registrant”), Paintbrush Acquisition Corporation ( “Merger Sub”), a wholly-owned subsidiary of Endurance International Group Holdings, Inc., a Delaware corporation (“Endurance”) and Endurance, Merger Sub merged with and into Registrant, with the Registrant continuing as the surviving entity (the “Merger”).

In connection with the Merger, the Registrant has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of Massachusetts on the 10th day of February, 2016.

CONSTANT CONTACT, INC.

Signature	Title	Date

/s/ Hari Ravichandran Hari Ravichandran	Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2016

/s/ Marc Montagner Marc Montagner	Chief Financial Officer and Treasurer (Principal Financial Officer)	February 10, 2016

/s/ Timothy Mathews Timothy Mathews	Chief Accounting Officer (Principal Accounting Officer)	February 10, 2016

/s/ David C. Bryson David C. Bryson	Director	February 10, 2016